INTERNATIONAL TOWER HILL MINES LTD.

#507, 837 West Hastings Street

Vancouver, BC V6C 3N6

Tel: 604.685.1017

Fax: 604.685.5777

International Tower Hill Mines Ltd.

Consolidated Financial Statements

(Expressed in Canadian dollars)

May 31, 2004

International Tower Hill Mines Ltd.

Consolidated Financial Statements

May 31, 2004

Page

Auditors' Report

3

Consolidated Statements of Operations and Deficit

4

Consolidated Balance Sheets

5

Consolidated Statements of Cash Flows

6

Notes to the Consolidated Financial Statements

7-13

Auditors' Report

To the Shareholders of

International Tower Hill Mines Ltd.

We have audited the consolidated balance sheets of International Tower Hill Mines Ltd. as at May 31, 2004, 2003 and 2002 and the consolidated statements of operations and deficit and cash flows for the years then ended. These financial statements are the responsibility of the company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Canada and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at May 31, 2004, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Vancouver, Canada

“MacKay LLP”

August 6, 2004

Chartered Accountants

Comments by Auditors for U.S. Readers on Canada – United States Reporting Differences

Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States.  Application of accounting principles generally accepted in the United States would have affected results of operations for each of the years in the three year period ended May 31, 2004 and shareholders’ equity as at May 31, 2004, 2003 and 2002 to the extent summarized in note 9 to the consolidated financial statements.

Vancouver, Canada

“MacKay LLP”

August 6, 2004

Chartered Accountants

International Tower Hill Mines Ltd.

Consolidated Statement of Operations and Deficit

(Expressed in Canadian dollars)

For the year ended May 31,

2004

2003

2002

Income
Interest	$ 4,519	$ 7,023	$ 11,572

Expenses
Management fees	60,000	30,000	30,000
Office and miscellaneous	4,077	3,839	4,326
Professional fees	10,615	10,923	46,184
Rent	7,200	7,200	7,200
Stock exchange and filing fees	7,627	5,529	21,338
Transfer agent fees	4,117	4,016	3,634
Travel and promotion	868	3,494	2,441
Write off of deferred acquisition and exploration expenditures	154,345	-	49,990

	248,849	65,001	165,113

Loss for the year	(244,330)	(57,978)	(153,541)

Deficit, beginning of year	(2,175,489)	(2,117,511)	(1,963,970)

Deficit, end of year	$ (2,419,819)	$ (2,175,489)	$ (2,117,511)

Loss per share (note 6)	$ (0.03)	$ (0.01)	$ (0.02)

Weighted average number of shares outstanding	9,012,183	9,012,183	9,012,183

International Tower Hill Mines Ltd.

Consolidated Balance Sheets

(Expressed in Canadian dollars)

May 31,

2004

2003

2002

Assets

Current
Cash and cash equivalents	$ 111,180	$ 202,712	$ 296,849
Marketable securities (note 3)	37,520	37,520	37,520
BC mining exploration tax credit receivable	6,149	-	14,670
Accounts receivable	5,833	2,648	1,304
Drilling advance	30,000	-	-
Prepaid expenses	1,642	3,014	1,261

	192,324	245,894	351,604

Term deposit (note 4a)	2,500	2,500	2,500

Mineral properties (note 4)	969,907	1,098,282	1,059,982

	$ 1,164,731	$ 1,346,676	$ 1,414,086

Liabilities

Current
Accounts payable and accrued liabilities	$ 68,886	$ 6,501	$ 14,433
Due to directors	-	-	1,500

	68,886	6,501	15,933

Share Capital and Deficit

Share capital (note 5)	3,515,664	3,515,664	3,515,664

Deficit	(2,419,819)	(2,175,489)	(2,117,511)

	1,095,845	1,340,175	1,398,153

	$ 1,164,731	$ 1,346,676	$ 1,414,086

Commitments (note 4)

Approved by the Directors:

“Anton J. Drescher”

 Director

“Norm J.  Bonin”

Director

International Tower Hill Mines Ltd.

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

For the year ended May 31,

2004

2003

2002

Cash provided by (used for)

Operating activities
Loss for the year	$ (244,330)	$ (57,978)	$ (153,541)

Add item not affecting cash
Write off of deferred exploration expenses	154,345	-	49,990

	(89,985)	(57,978)	(103,551)

Changes in non-cash items:
BC mining exploration tax credit receivable	-	14,670	(14,670)
Accounts receivable	(3,185)	(1,344)	5,633
Accounts payable and accrued liabilities	62,385	(7,932)	2,578
Prepaid expenses	(28,628)	(1,753)	1,005
Due to directors	-	(1,500)	1,500

	(59,413)	(55,837)	(107,505)

Investing activities
Proceeds on sale of GIC	-	-	104,072
Mineral property acquisition costs	-	(18,300)	(38,300)
Mineral property exploration costs	(32,119)	(20,000)	(27,945)

	(32,119)	(38,300)	37,827

Decrease in cash and cash equivalents	(91,532)	(94,137)	(69,678)

Cash and cash equivalents, beginning of year	202,712	296,849	366,527

Cash and cash equivalents, end of year	$ 111,180	$ 202,712	$ 296,849

International Tower Hill Mines Ltd.

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

May 31, 2004

1.

Nature of Operations

The Company is in the business of acquiring, exploring and evaluating mineral properties, and either joint venturing or developing these properties further or disposing of them when the evaluation is completed. At May 31, 2004, the Company was in the exploration stage and had interests in properties in British Columbia, Alberta and Quebec, Canada.

The recoverability of amounts shown as mineral properties and deferred exploration costs is dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete their development and future profitable production or disposition thereof.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

2.

Significant Accounting Policies

The following is a summary of the significant accounting policies used by management in the preparation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles.

a)

Basis of consolidation

These consolidated financial statements include the accounts of International Tower Hill Mines Ltd. and its wholly owned subsidiary 813034 Alberta Ltd. (“813034”), an Alberta corporation.

b)

Cash equivalents

The Company considers cash equivalents to consist of highly liquid investments with a remaining maturity of three months or less when purchased.

a)

Marketable securities

Marketable securities are valued at the lower of cost or market.

d)

Mineral properties

Mineral properties consist of exploration and mining concessions, options and contracts. Acquisition and leasehold costs and exploration costs are capitalized and deferred until such time as the property is put into production or the properties are disposed of either through sale or abandonment. If put into production, the costs of acquisition and exploration will be written-off over the life of the property, based on estimated economic reserves. Proceeds received from the sale of any interest in a property will first be credited against the carrying value of the property, with any excess included in operations for the period. If a property is abandoned, the property and deferred exploration costs will be written -off to operations.

a)

Foreign currency translation

Monetary assets and liabilities resulting from foreign currency transactions are translated into Canadian dollars using the year end conversion rates.  Acquisition and exploration costs have been translated at the dates of occurrence.

International Tower Hill Mines Ltd.

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

May 31, 2004

1.

Significant Accounting Policies (continued)

f)

Income (loss) per share

Income (loss) per share amounts have been calculated based on the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding during the year was 9,012,183 (2003 – 9,012,183; 2002 – 9,012,183).

The Company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.

a)

Financial instruments

All significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.  Where practicable, the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise, only available information pertinent to fair value has been disclosed.

a)

Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from those reported.

b)

Income tax

Income taxes are accounted for using the future income tax method. Under this method income taxes are recognized for the estimated income taxes payable for the current year and future income taxes are recognized for temporary differences between the tax and accounting bases of assets and liabilities and for the benefit of losses available to be carried forward for tax purposes that are likely to be realized.  Future income taxes assets and liabilities are measured using tax rates expected to apply in the years in which the temporary differences are expected to be recovered or settled.

Tax benefits arising from past losses and unused resource pools have not been recorded due to uncertainty regarding their utilization.

c)

Stock based compensation

Effective June 1, 2003, the Company adopted, on a prospective basis, the recommendations of the Canadian Institute of Chartered Accountants with respect to the recognition, measurement, and disclosure of stock-based compensation and other stock based payments.  Under this policy the Company has elected to value stock-based compensation granted at the fair value as determined using the Black-Scholes option valuation model.

d)

Joint venture accounting

Where the Company’s exploration and development activities are conducted with others, the accounts reflect only the Company’s proportionate interest in such activities.

International Tower Hill Mines Ltd.

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

May 31, 2004

1.

Marketable Securities

	2004	2003	2002

Marum Resources Inc. (market value $38,930)	$ 37,520	$ 37,520	$ 37,520

At May 31, 2004 the Company held 469,000 shares of Marum Resources Inc. (2003  and 2002 – 469,000 shares; market value $37,520), acquired as part of the investment in the Chinchaga Project joint venture, with an historical cost of $51,590.

2.

Mineral Properties

Accumulated costs in respect of mineral claims owned, leased or under option, consist of the following:

	Siwash Silver Leases	Chinchaga Project	Torngat Properties	Fort Vermillion	2004 Total	2003 Total	2002 Total
Acquisition costs
Beginning balance	$ 205,000	$ -	$ 33,550	$ 20,000	$ 258,550	$ 240,250	$ 201,950
Lease costs	-	-	-	-	-	18,300	38,300
Write-down	-	-	(33,550)	(20,000)	(53,550)	-	-
Ending balance	205,000	-	-	-	205,000	258,550	240,250

Deferred exploration
Beginning balance	738,937	10	80,785	20,000	839,732	819,732	841,777
Drilling	25,734	-	-	-	25,734	-	26,977
Miscellaneous	6,385	-	-	-	6,385	-	3,378
Satellite imaging	-	-	-	-	-	20,000	-
Surveying	-	-	-	-	-	-	15,098
Tax credits	(6,149)	-	-	-	(6,149)	-	(17,508)
Write-down	-	(10)	(80,785)	(20,000)	(100,795)	-	(49,990)

Ending balance	764,907	-	-	-	764,907	839,732	819,732

Total deferred costs	$ 969,907	$ -	$ -	$ -	$ 969,907	$ 1,098,282	$ 1,059,982

a)

Siwash Silver Leases

i)

On October 27, 1987, the Company was granted an option to acquire a 100% interest in certain mineral claims situated in the Similkameen Mining Division of British Columbia.

The agreement required total consideration of $160,000 to be paid in annual instalments  of $12,500 all of which have been paid.

On November 17, 1987, the Company paid $1,000 to Brenda Mines Ltd. (Brenda) to obtain certain information on this property and gave Brenda the option to provide production financing should the property come into production in the future.  The Company has granted Brenda an option to acquire a 51% interest in the property for 90 days following a positive production recommendation by an independent consulting firm.  Terms of the option include reimbursing all exploration and feasibility study expenditures incurred to that date up to a total of $2 million and providing all capital required to bring the property into production.  In the event that the property generates a positive cash flow, Brenda will retain 80% of profits until all development capital plus interest has been repaid, at which time proceeds will be distributed based on interest in the project.

International Tower Hill Mines Ltd.

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

May 31, 2004

4.

Mineral Properties (continued)

If the Company decides to sell any or all of its interest in the property to a third party, it must first offer that interest to Brenda on the same terms and Brenda shall have 60 days to advise the company of its decision.

The Company has pledged a $2,500 term deposit as reclamation security as required by the Province of British Columbia.

i)

On September 18, 1996, the Company acquired a 100% interest in certain mineral claims situated adjacent to the Company’s Siwash Silver Leases in the Similkameen Mining Division of British Columbia. The purchase price of the claims was $15,000 (paid) and upon commencement of production of valuable minerals from the claims, the vendor will receive a royalty of 1% of net smelter returns.

ii)

Subsequent to May 31, 2004, the Company staked an additional 17 claims in the Similkameen Mining Division of British Columbia, at a cost of $9,134.

a)

Chinchaga Project

On January 29, 1999, the Company entered a joint venture agreement with Marum Resources Inc. to explore for diamonds in the Chinchaga area of northern Alberta, Canada.  The Company must contribute $300,000 by way of cash or cash equivalents, whereby a maximum contribution of $100,000 can be made through private placement for shares in Marum Resources Inc.  The Company will receive 50% interest in Marum’s working interest in the three townships of the Chinchaga area.

The agreement required total consideration of $300,000 to be paid as follows

$ 150,000

before June 30, 1999 for first 25% interest

$ 150,000 (amended)

before September 30, 2000 for remaining 25% interest

During 1999, the Company exercised its option to purchase the 1,000,000 private placement units of Marum Resources Inc. for $100,000 and expended $50,000 for the development of the Chinchaga project.  Each private placement unit contains one common share and one non-transferable share purchase warrant to purchase one additional common share at a price of $0.12 per share, exercisable for a period of two years from the date of payment for the units.  During fiscal 2000, the Company exercised the 1,000,000 warrants and purchased 1,000,000 shares of Marum for $120,000.

During fiscal 2001, the Company and Marum amended the agreement whereby the Company has now earned its 50% interest in the project through the advance of $270,000 as detailed above.  During fiscal 2002, the deferred costs related to the property were written down to a nominal amount, and in fiscal 2004 the balance was written-off.

c)

Torngat Property

During November 1999, the Company was granted two (2) exploration permits totalling 108.5 square kilometers in northern Quebec, know as the Torngat property.  The Company has commenced aerial exploration and surveying of the kimberlite dike area under an arrangement with four other companies whereby common costs are shared.  As part of the permits, the Quebec government has agreed to reimburse 50% of exploration expenditures up to a maximum of $220,000.  During fiscal 2001, the Company received $26,300 in reimbursement for expenses from the Quebec government.  During fiscal 2004, the deferred costs related to the property were written off as no work is currently planned on the property.

d)

Fort Vermillion Property

During fiscal 2002, the Company applied for and received metallic and industrial mineral permits covering 40 sections of land, 9,216 hectares each, in the Province of Alberta.  During fiscal 2004, the deferred costs related to the property were written off as no work is currently planned on the property.

International Tower Hill Mines Ltd.

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

May 31, 2004

5.

Share Capital

Authorized:

20,000,000 common shares without par value

	2004	2003			2002
Issued	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount

Balance, beginning and end of year	9,012,183	$3,515,664	9,012,183	$3,515,664	9,012,183	$3,515,664

6.

Earnings Per Share

Fully diluted earnings per share has not been disclosed in 2004, 2003 or 2002 as the results are anti-dilutive.

7.

Related Party Transactions

During the year the Company paid $60,000 (2003 - $30,000; 2002 - $30,000) in management fees and $5,115 (2003 - $4,902, 2002 - $4,902) in professional fees to a company controlled by an individual who is a director of the Company.

8.

Income Taxes

The Company has resource deduction tax pools, which do not expire, of approximately $2,578,348 available to offset future taxable income.

International Tower Hill Mines Ltd.

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

May 31, 2004

1.

Differences between Canadian and United States Generally Accepted Accounting Principles (“GAAP”)

These financial statements are prepared in accordance with GAAP in Canada, which differs in certain respects from GAAP in the United States.  The material differences between Canadian and United States GAAP, in respect of these financial statements, are as follows:

a)

Mineral property exploration and development

Under United States GAAP, all mineral exploration and development property expenditures are expensed in the year incurred in an exploration stage company until there is substantial evidence that a commercial body of minerals has been located.  Canadian GAAP allows resource exploration and development property expenditures to be deferred during this process.  The effect on the Company’s financial statements is summarized below:

	For the years ended
	May 31,	May 31,	May 31,
	2004	2003	2002
Consolidated statement of
operations and deficit
Income (loss) for the year under
Canadian GAAP	$ (244,330)	$ (57,978)	$ (153,541)
Write-off of exploration expenses	100,795	-	49,990
Mineral property exploration and
development expenditures, net	(25,970)	(20,000)	(27,945)

United States GAAP	$ (169,505)	$ (77,978)	$ (131,496)

Gain (loss) per share – US GAAP	$ (0.02)	$ (0.01)	$ (0.015)

Consolidated balance sheet Assets
Mineral Properties
Canadian GAAP	$ 969,907	$ 1,098,282	$ 1,059,982
Resource property expenditures
(cumulative)	(764,907)	(839,732)	(819,732)

United States GAAP	$ 205,000	$ 258,550	$ 240,250

Deficit
Canadian GAAP	$ (2,419,819)	$ (2,175,489)	$(2,117,511)
Resource property expenditures
(cumulative)	(764,907)	(839,732)	(819,732)

United States GAAP	$ (3,184,726)	$(3,015,221)	$(2,937,243)

International Tower Hill Mines Ltd.

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

May 31, 2004

1.

Differences between Canadian and United States Generally Accepted Accounting Principles (“GAAP”)  (continued)

a)

Marketable securities

Under United States GAAP, the Company would classify the marketable securities as “Securities available for resale”.  The carrying value on the balance sheet at May 31, 2003 would be $38,927 (2003 -$37,520; 2002- $49,600) and the unrealized gain (loss) would be posted to shareholder’s equity $1,407 (2003 - $nil; 2002 - $12,080).

b)

Stock based compensation

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value.  The Company has chosen to account for all stock-based compensation in accordance with the provisions of SFAS 123.  Accordingly, compensation cost for stock options granted is measured as the fair value at the date of grant.

c)

Loss per share

Under both Canadian and United States GAAP basic loss per share is calculated using the weighted average number of common shares outstanding during the year.

Under United States GAAP, the weighted average number of common shares outstanding excludes any shares that remain in escrow, but may be earned out based on the Company incurring a certain amount of exploration and development expenditures.  The weighted average number of shares outstanding under United States GAAP for the years ended May 31, 2004, 2003, and 2002 was 9,012,183.

d)

Income taxes

Under United States GAAP, the Company would have initially recorded an income tax asset for the benefit of the resource deduction pools.  This asset would have been reduced to $nil by a valuation allowance.  This results in no difference in net income reported between Canadian and United States GAAP.

e)

New accounting pronouncements

In July 2001, FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”, that records the fair value of the liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets.  The initial recognition of the liability will be capitalized as part of the asset cost and depreciated over its estimated useful life. SFAS No. 143 is required to be adopted effective January 1, 2003.

The adoption of these new pronouncements is not expected to have a material effect on the Company’s financial position or results of operations.